Exhibit 99.1

For Release:                         Immediately

 Contact:                               John D. Swift, Chief Financial Officer

MOHAWK INDUSTRIES, INC. ANNOUNCES RECORD

FOURTH QUARTER AND YEAR EARNINGS

Calhoun, Georgia, February 5, 2004 - Mohawk Industries, Inc. (NYSE:MHK) today announced the highest quarterly net earnings in its history of $102,142,000 and diluted earnings per share (EPS) of $1.51 (both 21% above last year) for the fourth quarter of 2003.  This compares to $84,201,000 in net earnings and $1.25 in EPS for the fourth quarter of 2002.  This improvement was the result of strong sales growth, increased operating income and lower interest costs.  Net sales for the quarter increased 14% to $1,369,991,000 from $1,203,476,000 in 2002.  This increase was primarily the result of strong internal growth of both Mohawk and Dal-Tile products and the Lees Carpet acquisition completed during the quarter end.  Additionally, the fourth quarter of 2003 had one additional day when compared to 2002 which added approximately 2% to the sales growth.

The Mohawk segment net sales of $1,034,256,000 in the fourth quarter of 2003 were up 12% from $919,951,000 due to improving sales across all product categories as well as acquisitions.  The Dal-Tile segment net sales of $335,735,000 in the fourth quarter of 2003 grew 18% from $283,525,000 primarily due to internal growth.

Net earnings for the year 2003 were $310,149,000 (9% above last year), or $4.62 in EPS (5% above last year), compared to $284,489,000 in net earnings, or $4.39 in EPS, for the year 2002.  This improvement in net earnings is primarily attributable to sales growth and operating earnings growth in the second half of 2003 as well as the acquisition of Dal-Tile during the first quarter of 2002.  Net sales for the year 2003 increased 11% to $5,005,053,000 from $4,522,336,000.  This sales increase resulted primarily from internal growth in both the Mohawk and Dal-Tile segments, the acquisition of Dal-Tile in 2002 and three acquisitions in 2003.

In commenting on the fourth quarter results, Jeffrey S. Lorberbaum, President and CEO, stated, "We are very pleased to announce another record with our fourth quarter results.    All of our product categories experienced internal revenue growth.  The Dal-Tile segment growth was exceptionally strong continuing to support our strategy to grow all hard surface categories.  We were especially happy with the annual results when compared to the prior year in light of the weak business conditions during first half of 2003.  Our operating margin for the quarter was slightly down from 13.6% last year to 12.7% of sales in 2003.  This decline results from a product mix shift which increased margin dollars but lowered the margin percentage, the impact of the higher euro cost on imported products, and higher oil and natural gas costs.  Our balance sheet is very strong with 31% debt to capitalization at the end of the current quarter even after the Lees acquisition.  In addition our working capital is favorably positioned for the recovering economy.

The overall carpet industry continues to improve with the new home business leading other sectors.   Our residential replacement business is still improving in response to favorable general economic conditions.   The commercial segment is also beginning to show signs of improvement in the value price points and we expect the higher end business to follow later in the year.

We continue to manage our costs and selling prices in view of high energy and raw material costs.  Our fiber suppliers have announced cost increases effective during the first quarter.  We have announced corresponding price increases to our carpet customers to offset the raw material increases.  In addition, we have announced price increases in our various hard surface categories to offset other cost increases.

The acquisition of Lees Carpet was completed in November 2003.  We have integrated the financial and administrative systems into the Mohawk systems.  Additionally, a team has been formed and is working to consolidate the operating systems in 2004.  All functional groups are developing strategies to adopt the best practices between the two entities and maximize the combined value we bring to our customers.  We believe the acquisition will be accretive in 2004.

Our new strategy of regional market meetings is being well received by our customers.  The proximity to customers, availability of knowledgeable sales representatives who have relationships with customers, strong presence of senior management and our professional presentation are all providing higher value to customers.  We believe these meetings will result in a more effective and timely roll out of new products and programs.

Finally, I am proud to report that Mohawk received the "Partner of the Year Award" from Sherwin Williams Company as recognition for our outstanding service, superior products and assistance in training and developing the sales staff of Sherwin Williams.  In addition, Dal-Tile placed first in Hard Flooring category in Chain Store Age's first annual supplier of the year awards.  These are additional indications of the strength of our organization as we strive to continue to provide superior value to our customers."

The earnings for the fourth quarter of 2002 included a charge of $10,700,000 related to the change in classification of an interest rate hedge on the company's variable rate debt.

The company believes the economy will continue to improve and our revenue growth should continue to outpace the prior years.  However, high oil and natural gas prices will continue to put pressure on Mohawk's cost structure.  Additionally, we are adjusting our fiscal calendar this year resulting in the first quarter of 2004 having four additional days and the fourth quarter of 2004 having four fewer days when compared to 2003.  This adjustment will impact revenues in the first quarter and fourth quarter sales of 2004 when compared to 2003 by approximately 6%.  After considering these factors, the first quarter of 2004 earnings forecast range is from $0.95 to $1.02 EPS.

Certain of the statements in the immediately preceding paragraphs, particularly anticipating future performance, business prospects, growth and operating strategies, proposed acquisitions, and similar matters, and those that include the words "believes," "anticipates," "forecast," "estimates," or similar expressions constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions which involve risks and uncertainties.  The following important factors could cause future results to differ: changes in industry conditions; competition; raw material prices; timing and level of capital expenditures; integration of acquisitions; introduction of new products; rationalization of operations; and other risks identified in Mohawk's SEC reports and public announcements.

Mohawk is a leading supplier of flooring for both residential and commercial applications and a producer of woven and tufted broadloom carpet, rugs and ceramic tile.  The Company designs, manufactures and markets premier carpet brand names, which include "Mohawk," "Karastan," "Aladdin," "Bigelow," "Custom Weave," "Durkan," "Galaxy," "Helios," "Horizon," "Lees," "Mohawk Commercial," "World," and "Wunda Weve."  Mohawk offers a broad line of home products including rugs, throws, pillows and bedspreads under the brand names Aladdin, Goodwin Weavers, Karastan, Mohawk Home and Newmark.  Mohawk manufactures and distributes ceramic tile and natural stone products under the brand names Dal-Tile, Mohawk and American Olean.   Mohawk also offers other products that include laminate, wood and vinyl flooring and carpet padding under the Mohawk brand name.

There will be a conference call Friday, February 6, 2004 at 11:00 AM Eastern Time.
The telephone number to call is 1-800-603-9255.  A conference call replay will also be available until Friday, February 13, 2004 by dialing 1-800-642-1687 for US/local calls and (706) 645-9291 for international calls and entering
Conference ID # 5333735.

DATES FOR FUTURE PRESS RELEASES AND CONFERENCE CALLS:

	PRESS RELEASE	CONFERENCE CALL
1st QUARTER 2004	APRIL 21, 2004	APRIL 22, 2004	11:00AM (800-603-9255)
2nd QUARTER 2004	JULY 21, 2004	JULY 22, 2004	11:00AM (800-603-9255)
3rd QUARTER 2004	OCTOBER 21, 2004	OCTOBER 22, 2004	11:00AM (800-603-9255)
4th QUARTER 2004	FEBRUARY 3, 2005	FEBRUARY 4, 2005	11:00AM (800-603-9255)

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statement of Earnings Data	Three Months Ended		Twelve Months Ended
(Amounts in thousands, except per share data)	December 31, 2003	December 31, 2002	December 31, 2003	December 31, 2002

Net sales	$ 1,369,991	1,203,476	5,005,053	4,522,336
Cost of sales	990,400	860,095	3,645,677	3,282,269
Gross profit	379,591	343,381	1,359,376	1,240,067
Selling, general and administrative expenses	205,227	179,773	817,347	718,002
Operating income	174,364	163,608	542,029	522,065
Interest expense	14,228	26,595	55,575	68,972
Other (income) expense, net	(728)	7,325	(1,980)	9,464
Earnings before income taxes	160,864	129,688	488,434	443,629
Income taxes	58,722	45,487	178,285	159,140
Net earnings	$ 102,142	84,201	310,149	284,489
Basic earnings per share	$ 1.54	1.27	4.68	4.46
Weighted-average shares outstanding	66,504	66,329	66,251	63,723
Diluted earnings per share	$ 1.51	1.25	4.62	4.39
Weighted-average common and dilutive
potential common shares outstanding	67,434	67,188	67,121	64,861

Other Financial Information
(Amounts in thousands)

Depreciation & amortization	$ 29,144	26,442	106,588	101,942
Capital expenditures	$ 18,546	37,862	114,579	111,934

Consolidated Balance Sheet Data
(Amounts in thousands)
			December 31, 2003	December 31, 2002
ASSETS
Current assets:
Receivables			$ 573,500	501,129
Inventories			832,415	678,008
Prepaid expenses			43,043	37,368
Deferred income taxes			84,260	82,074
Total current assets			1,533,218	1,298,579
Property, plant and equipment, net			919,085	855,324
Goodwill			1,368,700	1,277,453
Other assets			342,572	165,387
			$ 4,163,575	3,596,743
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt			$ 248,795	27,427
Accounts payable and accrued expenses			637,940	630,306
Total current liabilities			886,735	657,733
Long-term debt, less current portion			763,618	793,000
Deferred income taxes and other long-term liabilities			215,421	163,131
Total liabilities			1,865,774	1,613,864
Total stockholders' equity			2,297,801	1,982,879
			$ 4,163,575	3,596,743

Segment Information	As of or for the Three Months Ended		As of or for the Twelve Months Ended
(Amounts in thousands)	December 31, 2003	December 31, 2002	December 31, 2003	December 31, 2002

Net sales:
Mohawk	$ 1,034,256	919,951	3,736,517	3,624,156
Dal-Tile	335,735	283,525	1,268,536	898,180
Consolidated net sales	$ 1,369,991	1,203,476	5,005,053	4,522,336

Operating income:
Mohawk	$ 128,987	124,221	364,040	390,936
Dal-Tile	49,496	44,630	187,245	139,888
Corporate and eliminations	(4,119)	(5,243)	(9,256)	(8,759)
Consolidated operating income	$ 174,364	163,608	542,029	522,065

Assets:
Mohawk			$ 2,086,716	1,638,336
Dal-Tile			1,967,206	1,832,701
Corporate and eliminations			109,653	125,706
Consolidated assets			$ 4,163,575	3,596,743